FOR IMMEDIATE RELEASE July 16, 2009	FOR MORE INFORMATION Evan Zeppos 414-276-6237 / 414-491-6610

CIB MARINE BANCSHARES, INC. ASKS
HOLDERS OF TRUST PREFERRED SECURITIES
TO CONVERT DEBT TO PREFERRED STOCK

Approval Would Pave Way for Pre-Packaged Plan of Reorganization

Bank Not Impacted

PEWAUKEE, WI – Bank holding company CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) today said it has asked holders of its trust preferred securities to give advance approval of a pre-packaged plan of reorganization under Chapter 11 of the bankruptcy code that would involve conversion of their debt securities to preferred stock.

In a solicitation sent to the holders of the trust preferred securities, the holding company said approval of the reorganization, similar to the recent approach used by Chrysler and General Motors, will allow the holding company to emerge as a stronger and better business.

Holding company officials stressed that the bank owned by CIB Marine Bancshares, Inc. – operating as Marine Bank in the metro Milwaukee area, Indianapolis and Scottsdale, and as Central Illinois Bank in mid-state Illinois – will not be affected by the plan of reorganization.

“The bank is in a strong position with capital levels that are above the national average and higher than most of our local competitors,” said John Hickey, Jr., chairman and CEO of the holding company. “Any restructuring of the holding company would have no impact on the operations of the bank and deposits, and the bank would continue to be safe and sound.”

Hickey pointed out that the bank is regulated separately from the holding company by both federal and state regulators and its accounts are insured by the FDIC.

“Our bank remains committed to meeting the needs of our valued customers and has the resources to maintain a safe and secure position. The bank is conducting regular banking business, making loans and meeting our customers’ banking needs.”

Hickey said that if the plan is approved by the holders of the trust preferred securities, the reorganization could be completed within about 60 days, pending confirmation by the court. He said this would make the holding company “stronger and better” and make it more attractive to a prospective partner.

Upon approval of the plan by the trust preferred security holders, the holding company will present it to the court for approval. Chrysler and General Motors both took a similar approach and recently emerged from bankruptcy after completing a pre-packaged restructuring and reorganization under the court’s supervision.

Hickey said the holding company restructuring is necessary because of a previous expansion effort that did not meet its business goals and objectives. He noted that while a previous proposal to the trust preferred holders was not approved, he was “cautiously optimistic” that the revised solicitation would gain the necessary support to allow the reorganization to move forward.

“It is critical and essential that people understand and make clear the difference between the holding company and the bank. The bank is strong, sound and conducting business as usual. On the other hand, the holding company has to resolve the challenges brought on by the previous expansion effort. In simple language, the bank is fine, but the holding company needs to be financially restructured.”

CIB Marine Bancshares, Inc. is a one-bank holding company with 17 banking offices in central Illinois, Wisconsin, Indiana, and Arizona.  Please visit www.cibmarine.com for additional information.

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This statement contains forward-looking information.  Actual results could differ materially from those indicated by such information.  Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008.